Exhibit 99.1

Cyclerion Therapeutics Enters into Exclusive Negotiation Period and Binding Equity Investment Agreement

CAMBRIDGE, Mass., April 3, 2023 — Cyclerion Therapeutics, Inc. (Nasdaq: CYCN) today announced that the Board of Directors of the Company, acting solely by all of its independent and disinterested members (the “Independent Board”), has reviewed a non-binding proposal received on March 17, 2023 from an entity formed by investors that include the Company’s Chief Executive Officer (CEO), to purchase the Company’s zagociguat and CY3018 assets. After consultation with its legal and financial advisors, the Independent Board has concluded that the proposal merits further pursuit. Cyclerion has entered an exclusive negotiation arrangement for a limited period to allow the parties to negotiate binding documentation.

In addition, Cyclerion has entered into a binding agreement with CEO Peter Hecht for him to make an equity investment in Cyclerion of $5M in cash for common stock or nonvoting convertible preferred stock of Cyclerion, the purchase price, consistent with Nasdaq rules, to be at or above the market price at the time of signing that agreement. The closing of the equity investment is contingent upon negotiation and completion of definitive documentation associated with the above transaction and would take place six business days after the signing of these documents. The proceeds are intended to support ongoing operations.

The transaction remains subject to approvals by the Board of Directors and Cyclerion shareholders. There can be no assurances that any agreement will be reached or that a transaction will be agreed upon or completed on the terms set forth above or otherwise. The Company does not plan to provide further comment until an agreement is reached or the discussions are terminated.

About Cyclerion Therapeutics

Cyclerion Therapeutics is a clinical-stage biopharmaceutical company on a mission to develop treatments for serious diseases. Cyclerion’s portfolio includes novel sGC stimulators that modulate a key node in a fundamental signaling network in both the CNS and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases. Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers. CY3018 is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. Praliciguat is a systemic sGC stimulator that is licensed to Akebia and being advanced in rare kidney disease. Olinciguat is a vascular sGC stimulator that the Company intends to out-license for cardiovascular diseases. For more information about Cyclerion, please visit https://www.cyclerion.com/ and follow us on Twitter (@Cyclerion) and LinkedIn (www.linkedin.com/company/cyclerion).

Forward Looking Statement

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should”, “positive” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company may never successfully negotiate or completing any binding documentation associated with the referenced transactions; if completed, the referenced transactions may not be successful or sufficient to advance the Company’s operational plans as currently proposed; regardless whether the Company were to complete the referenced transactions, there can be no assurances that the Company will succeed with any operational plan under current circumstances; being able to complete clinical studies for zagociguat for the treatment of mitochondrial diseases, including submitting additional regulatory applications in other countries; ability to demonstrate effectiveness of zagociguat in treating mitochondrial disease in patients; ability to maintain and expand related intellectual property portfolio; and statements regarding the timing of regulatory filings regarding development programs. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Investors and Media Inquiries

Cyclerion Investor Relations

Phone: 857-327-8778

Email: ir@cyclerion.com